Exhibit 10.7

                 Form of Surplus Note, dated December 1, 1996

                                  (attached)

                 PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY
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                                  SURPLUS NOTE
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                                                   $150,000,000.00
                                                   December 1, 1996
                                                   Chattanooga, Tennessee


     PROVIDENT LIFE AND ACCIDENT INSURANCE COMPANY, a corporation and life insurance company duly organized and existing under the laws of Tennessee (the "Company"), for value received, hereby promises to pay to PROVIDENT COMPANIES, INC. ("PCI"), or its assigns, the principal sum of One Hundred Fifty Million and 00/100 Dollars ($150,000,000.00) on December 1, 2006, and to pay interest thereon from December 1, 1996, semiannually on June 1 and December 1 in each year (each an "Interest Payment Date"), at the applicable rate per annum specified below, until the principal hereof is paid. The first interest payment will be made on June 1, 1997. All principal and interest shall be paid, at the principal corporate office of the Company or such other place, which shall be acceptable to the Company, as the holder hereof shall designate in writing to the Company, in collected and immediately available funds in lawful money of the United States of America. The interest rate hereunder shall never exceed the maximum rate permitted by law in the State of Tennessee. Principal and interest shall be payable on the terms and conditions set forth below:

     PCI agrees, on the terms of this Surplus Note, to make one or more term loans to the Company in Dollars ("Loans") on December 1, 1996 in an amount up to but not exceeding One Hundred Fifty Million and 00/100 Dollars
($150,000,000.00).

     1. Advance approval of the Tennessee Commissioner of Insurance (the "Commissioner") shall be required for each payment of principal and interest on this Surplus Note.

     2.   Interest.  The Company hereby promises to pay to PCI interest on the
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unpaid principal amount of each Loan made by PCI hereunder on each Interest Payment Date for the Semiannual Period that commenced on the next preceding Interest Payment Date from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at the rate per annum which equals the per annum rate paid by PCI on its long-term debt plus one percent per annum; provided however, that this rate shall not exceed 12 (twelve) percent per annum unless prior approval has been received from the Commissioner.

     As used in this section 2, "Semiannual Period" shall mean each six month period that has elapsed since the next preceding Interest Payment Date, e.g., December 1 through May 31 or June 1 through November 30.

     3. "Event of Default", wherever used herein, means any one of the following events (whatever the reason for such Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

          (a) default in the payment of any interest upon this Surplus Note when it becomes due and payable, and continuance of such default for a period of 30 days, except to the extent the Commissioner prohibits such interest payment pursuant to section 1 hereof; and

          (b) default in the payment of the principal of this Surplus Note at its maturity, except to the extent the Commissioner prohibits such principal payment pursuant to section 1 hereof; or

          (c) default in the performance, or breach, of any covenant or warranty of the Company in this Surplus Note (other than a covenant or warranty a default in whose performance or whose breach is elsewhere in this section 8 specifically dealt with), and continuance of such default or breach for a period of 90 days after there has been given to the Company by the holder of this Surplus Note a written notice specifying such default or breach and requiring it to be remedied and stating that such notice is a "Notice of Default" hereunder; or

          (d) a default under any bond, debenture, note or other evidence of indebtedness in excess of $10,000,000 for money borrowed by the Company or under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness in excess of $10,000,000 for money borrowed by the Company, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged or such acceleration having been rescinded or annulled within a period of 10 days after there shall have been given to the Company by the holder of this Surplus Note a written note specifying such default and requiring the Company to cause such acceleration to be rescinded or annulled and stating that such notice is a "Notice of Default" hereunder; or

          (e) the entry of a decree or order by a court having jurisdiction in the premises adjudging the Company insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company under any applicable Federal or State law, or appointing a receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and the continuance of any such decree or order unstayed and in effect for a period of 90 consecutive days, or

          (f) the institution by the Company of proceedings to be adjudicated a bankrupt or insolvent, or the consent by it to the institution of bankruptcy or insolvency proceedings against it, or the filing by it of a petition or answer or consent seeking reorganization or relief under Federal bankruptcy law or any other applicable Federal or State law, or the consent by it to the filing of such petition or to the appointment of a receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or of any substantial part of its property, or the making by it of an assignment for the benefit of creditors, or the admission by it in writing of its inability to pay its debts generally as they become due, or the taking of corporate action by the Company in furtherance of any such action.


     4. If an Event of Default occurs and is continuing, the holder of this Surplus Note may declare the principal of this Surplus Note to be due and payable immediately, by a notice in writing to the Company, and upon any such declaration such principal shall become immediately due and payable, subject to the provisions of section 1 hereof.

     5. To the extent that the Commissioner prohibits payment of all or a portion of the principal or interest of this Surplus Note pursuant to the provisions of section 1 hereof, the failure by the Company to make a principal or interest payment hereunder shall not constitute an Event of Default. The prohibition by the Commissioner of principal or interest payments shall not be considered to be a forgiveness of the indebtedness hereunder and within 30 days after the removal of such prohibition the Company shall make payment of all amounts owing hereunder.

     6. No delay or failure on the part of the holder of this Surplus Note in the exercise of any right, power or privilege granted under this Surplus Note, or otherwise available by agreement, at law or in equity, shall impair any such right, power or privilege or be construed as a waiver of any Event of Default or any acquiescence therein. No single or partial exercise of any such right, power or privilege shall preclude the further exercise of such right, power or privilege. No waiver will be valid against the holder of this Surplus Note unless made in writing and signed by the holder of this Surplus Note, and then only to the extent expressly specified therein.

     7.   The Company covenants that if

          (a) default is made in the payment of any installment of interest on this Surplus Note when such interest becomes due and payable and such default continues for a period of 30 days, other than to the extent the Commissioner prohibits such interest payment pursuant to section 1 hereunder, or

          (b) default is made in the payment of the principal of this Surplus Note at the maturity hereof, other than to the extent the Commissioner prohibits such principal payment pursuant to section 1 hereunder, the Company will, upon demand by the holder of this Surplus Note, and subject to the provisions of section 1 hereof, pay to it the whole amount then due and payable on this Surplus Note for principal and interest, with interest upon the overdue principal and, to the extent that payment of such interest shall be legally enforceable, upon overdue installments of interest, at the rate borne by this Surplus Note; and, in addition thereto, such further amount as shall be sufficient to cover the costs and expenses of collection, including reasonable attorneys' fees.

     Subject to the provisions of section 1 hereof, if the Company fails to pay such amounts forthwith upon such demand, the holder of this Surplus Note may institute a judicial proceeding for the collection of the sums so due and unpaid, may prosecute such proceeding to judgment or final decree and may enforce the same against the Company or any other obligor upon this Surplus Note and collect the moneys adjudged or decreed to be payable in the manner provided by law out of the property of the Company or any other obligor upon this Surplus Note, wherever situated.

     Subject to the provisions of section 1 hereof, if an Event of Default occurs and is continuing, the holder of this Surplus Note may in its discretion proceed to protect and enforce its rights by such appropriate judicial proceedings as it shall deem most effectual to protect and enforce any such rights, whether for the specific enforcement of any covenant or agreement in this Surplus Note or in aid of the exercise of any power granted herein, or to enforce any other proper remedy.

     8. The Company covenants that it shall not consolidate with or merge into any other corporation or convey, transfer or lease its properties and assets substantially as an entirety to any Person, and the Company shall not permit any Person to consolidate with or merge into the Company or convey, transfer or lease its properties and assets substantially as an entirety to the Company, unless:

          (a) in case the Company shall consolidate with or merge into another corporation or convey, transfer or lease its properties and assets substantially as an entirety to any Person, the corporation formed by such consolidation or into which the Company is merged or the Person which acquires by conveyance or transfer, or which leases the properties and assets of the Company substantially as an entirety shall be a corporation organized and existing under the laws of the United States of America, any State thereof or the District of Columbia and shall expressly assume, in a manner satisfactory to the holder of this Surplus

Note, the due and punctual payment of the principal of and interest on this Surplus Note and the performance of every covenant of this Surplus Note on the part of the Company to be performed or observed;

          (b) immediately after giving effect to such transactions, no Event of Default, and no event which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing; and

          (c) if, as a result of any such consolidation or merger or such conveyance, transfer or lease, capital stock of the Company would become subject to a pledge, lien or other encumbrance, the Company or such successor corporation or Person, as the case may be, shall take such steps as shall be necessary effectively to secure this Surplus Note equally and ratably with (or prior to) all indebtedness secured thereby.

     Upon any consolidation of the Company with or merger of the Company into any other corporation or any conveyance, transfer or lease of the properties and assets of the Company substantially as an entirety to any Person in accordance with this section 8, the successor corporation formed by such consolidation or into which the Company is merged or to which such conveyance, transfer or lease is made shall succeed to, and be substituted for, and may exercise every right and power of, the Company under this Surplus Note with the same effect as if such successor corporation had been named as the Company herein.

     For purposes of this section 8, "Person" means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof.

     9    As long as this Surplus Note remains outstanding, the Company will not pay, or set apart any funds or property for the payment of, any dividend on, or make any distribution to the holders of, any shares of capital stock of the Company (other than dividends or distributions payable in its capital stock or warrants or rights to purchase capital stock), and the Company will not purchase, redeem or otherwise acquire or retire for value any shares of capital stock of the Company, if, at the time of such declaration, payment, distribution, purchase, redemption, other acquisition or retirement, an Event of Default shall have occurred and be continuing or a prohibition by the Commissioner of payment of a principal or interest amount otherwise due is in effect.

     10. In the event of reorganization, dissolution, liquidation, receivership, insolvency or bankruptcy of the Company, the claims of the holder of this Surplus Note shall be subordinated to policyholder, claimant and beneficiary claims as well as debts owed to all other classes of creditors other than the holder. The claims of the holder of this Surplus Note shall be superior to claims of the Company's common and preferred shareholders.

     11. Subject to the provisions of section 1 hereof, this Surplus Note, may be repaid, in whole at any time or in part from time to time, without premium or penalty and with interest to the date of payment only.

     12. Except for the events described in sections 1 and 6 above, no provisions of this Surplus Note shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Surplus Note at the times, place and rate, and in the coin or currency, herein prescribed. No provision of this Surplus Note shall extinguish ultimate liability for the payment of principal and interest hereunder.

     13. Time is of the essence hereunder. This Surplus Note shall be governed by the laws of the State of Tennessee.

     IN WITNESS WHEREOF, the Company has caused this Surplus Note to be executed in its name and attested to by its authorized officers, and its corporate seal to be hereunto affixed, all as of the date first written above.


                                 PROVIDENT LIFE AND ACCIDENT
                                   INSURANCE COMPANY


                                 By: /s/ Thomas R. Watjen
                                     _____________________________
                                     Executive Vice President
                                     and Chief Financial Officer

ATTEST:

/s/ Susan N. Roth
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Secretary